Exhibit 99.1

AUNA S.A.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

Section 1. Purpose. The purpose of the Auna S.A. Equity Incentive Plan (the “Plan”) is to motivate and reward employees, directors, consultants and advisors of Auna S.A. (the “Company”) and its Subsidiaries to perform at the highest level and to further the best interests of the Company and its shareholders. Capitalized terms not otherwise defined herein are defined in Section 21.

Section 2. Eligibility.

(a)   Any employee, Non-Executive Director, consultant or other advisor of the Company or any Subsidiary shall be eligible to be selected to receive an Award under the Plan.

(b)   Holders of equity compensation awards granted by a company acquired by the Company (or whose business is acquired by the Company) or with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise) are eligible to be selected to receive grants of Replacement Awards under the Plan.

Section 3. Administration.

(a)   The Plan shall be administered by the Committee. The Board may designate one or more directors of the Company as a subcommittee who may act for the Committee if necessary to satisfy the requirements of this Section. The Committee may issue rules and regulations for administration of the Plan.

(b)   Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to:

(i)   designate Participants;

(ii)   determine the class and type or types of Awards (including Replacement Awards) to be granted to each Participant under the Plan;

(iii)   determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;

(iv)   determine the terms and conditions of any Award;

(v)   determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including cashless exercise) or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi)   determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)   interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii)   establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(ix)   make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)   All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof.

Section 4. Shares Available for Awards.

(a)   Subject to adjustment as provided in Section 4(c), the maximum number of Shares available for issuance under the Plan shall not exceed 10% of the total outstanding Class A Shares and Class B Shares and their respective share equivalents. Shares underlying Replacement Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b)   Shares (if any) subject to an Award (other than a Replacement Award and any Award granted out of the authorized shares of an acquired plan), that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including any Shares subject to such Award to the extent that such Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan. Any Shares surrendered or withheld in payment of any grant, acquisition or exercise price of such Award or taxes, duties or social security related to such Award shall become available for issuance under the Plan.

(c)   In the event that, as a result of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Shares or other securities, but other than ordinary cash distributions made in lieu of ordinary cash dividends), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event affecting the Shares (but not, for avoidance of doubt, a mere issuance or repurchase of Shares or other securities in exchange for value, including, without limitation, issuance of shares as compensation for services), or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 17, adjust equitably any or all of:

(i)   the number and type of Shares (or other securities) which thereafter may be made the subject of Awards;

(ii)   the number and type of Shares (or other securities) subject to outstanding Awards;

(iii)   the grant, acquisition, exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv)   the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)   Any Shares delivered pursuant to an Award may consist, in whole or in part, of Shares issued out of the Company's authorized share capital or otherwise, or Shares acquired by the Company and/or held as treasury shares. In its sole discretion, the Company or any of its Subsidiaries or any person appointed by any of them may, in its own name or in the name of a Participant and on behalf of a Participant, subscribe to Shares, pay in the issue price and do any other action to create the Shares or direct the Participant to do so. Any Shares delivered pursuant to an Award shall be issued as fully paid shares, and the exercise price and/or subscription price per Share pursuant to any Award, if applicable, shall always be at least equal to or greater than the par value per Share. A Participant shall not have any rights as a shareholder of the Company (including as to voting and dividends) until Shares are actually settled and delivered to the Participant and upon entry of the Participant into the share register of the Company as shareholder of such Shares with voting rights.

Section 5. Restricted Shares and RSUs. The Committee is authorized to grant Awards of Restricted Shares and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)   The applicable Award Document shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Shares or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights.

(b)   Restricted Shares and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote Restricted Shares or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Restricted Shares and RSUs may be granted with or without a service requirement. Without limiting the generality of the foregoing, if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable, unless required by applicable law, or otherwise provided in the applicable Award Document.

(c)   Any Restricted Shares granted under the Plan may be evidenced in such manner as the Committee may deem appropriate.

(d)   The Committee may determine the methods by which, and the forms in which payment of the amount owing upon settlement of any RSU Award may be made, including cash, Shares, other Awards, other property or any combination thereof (having a Fair Market Value (or such other value based on the Fair Market Value determined by the Committee) on the settlement date equal to the relevant payment).

Section 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)   The exercise price per Share under an Option shall be determined by the Committee.

(b)   The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option.

(c)   The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d)   Any outstanding Option, whether vested or unvested, shall be immediately forfeited for no consideration upon a termination of a Participant’s employment or service for Cause.

(e)   The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(f)   To the extent an Option is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Committee may provide that the Option shall be deemed automatically exercised by a cashless exercise net settlement, immediately before its expiration, unless the Participant has given instruction as to the contrary.

Section 7. Share Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)   SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”).

(b)   The exercise price per Share under a SAR shall be determined by the Committee.

(c)   The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d)   The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(e)   Any outstanding SAR, whether vested or unvested, shall be immediately forfeited for no consideration upon a termination of a Participant’s employment or service for Cause.

(f)   To the extent a SAR is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Committee may determine that the SAR shall be deemed automatically exercised immediately before its expiration.

(g)   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the market value (as determined by the Committee) of one Share on the exercise date over the exercise price of such SAR. The Company shall pay such excess in cash, in Shares valued at the market value (as determined by the Committee), or any combination thereof, as determined by the Committee.

Section 8. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)   Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee. Unless otherwise determined by the Committee, if the Performance Award relates to Shares on which dividends are declared during the Performance Period, the Performance Award shall not provide for the payment of such dividend (or dividend equivalent) to the Participant prior to the time at which such Performance Award, or the applicable portion thereof, is earned.

(b)   Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance objectives may be adjusted for material items not originally contemplated in establishing the performance target for items resulting from discontinued operations, extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses or unusual items. Performance measures may vary from Performance Award to Performance Award, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)   Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined in the discretion of the Committee. Subject to Section 10, Performance Awards will be settled only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 9. Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, acquisition rights for Shares, including through the use of proceeds from exercised or settled Awards, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards.

Section 10. Effect of Termination of Service or a Change in Control on Awards.

(a)   The Committee may provide in any Award Document, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the vesting, exercise or settlement of such Award or the end of a Performance Period.

(b)   In the event of a Change in Control, notwithstanding anything to the contrary in the Plan or the applicable Award Document, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such Change in Control, may take any one or more of the following actions whenever the Committee determines that such action is appropriate or desirable in order to prevent the dilution or enlargement of the benefits intended to be made available under the Plan or to facilitate the Change in Control transaction:

(i)   to terminate, cancel, repurchase (or cause an Affiliate or third party to purchase) or assign to an Affiliate or third party any outstanding Award in exchange for a cash payment (and, for the avoidance of doubt, if as of the date of the Change in Control, the Committee determines that no amount would have been realized upon the exercise of the Award or other realization of the Participant’s rights, then the Award may be cancelled by the Company without payment of consideration);

(ii)   to require the exercise of any Option not exercised by the Participant;

(iii)   to provide for the assumption, substitution, replacement or continuation of any Award by the successor or surviving corporation (or a parent or Subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or Subsidiary thereof), and to provide for appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation (or a parent or Subsidiary thereof), subject to any replacement awards, the terms and conditions of the replacement awards (including, without limitation, any applicable performance targets or criteria with respect thereto) and the grant, exercise or purchase price per share for the replacement awards;

(iv)   to make any other adjustments in the number and type of securities (or other consideration) subject to outstanding Awards and in the terms and conditions of outstanding Awards (including the grant or exercise price and performance criteria with respect thereto) and Awards that may be granted in the future;

(v)   to provide that any Award shall be accelerated and become exercisable, payable and/or fully vested with respect to all Shares covered thereby; and

(vi)   to provide that any Award shall not vest, be exercised or become payable as a result of such event.

(c)   By accepting an Award, each Participant gives a power of attorney to the Company to exercise, sell, assign or otherwise dispose of on behalf of the Participant such Participant's Awards or of the Shares acquired upon the exercise of Options or settlement of Awards, in order to comply with and give full force and effect to the provisions of this Section 10, including, without limitation, the sale in a Change of Control transaction.

Section 11. General Provisions Applicable to Awards.

(a)   Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b)   Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)   Subject to the terms of the Plan and Section 17, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Committee in its discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)   Except as may be permitted by the Committee or as specifically provided in an Award Document, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 11(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this Section 11(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)   A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)   All certificates, if any, for Shares, and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)   Without limiting the generality of Section 11(h), the Committee may impose restrictions on any Award with respect to noncompetition, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion.

(h)   The Committee may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Document) or remain in effect, depending on the outcome), violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(i)   Rights, payments and benefits under any Award shall be subject to repayment to or recoupment (“clawback”) by the Company in accordance with such policies and procedures as the Committee or Board may adopt from time to time, but only to the extent that (i) such policies or procedures (A) are necessary to implement applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (B) with respect to an Award, apply in the case of termination of the Participant’s employment for Cause or (ii) the Committee otherwise determines in its discretion that such a clawback is necessary to satisfy one or more fiduciary obligations to the Company of the Committee or the members thereof.

Section 12. Amendments and Termination.

(a)   Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Document or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 11(i), or such affected Participant is appropriately compensated by grants of other Awards or cash payments, to the extent that such compensation is not prohibited by applicable Law.

Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan or any Award Document in such manner as may be necessary or desirable to enable the Plan or such Award Document to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

(b)   The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 4(c) and Section 11(c), no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 11(i) or the affected Participant is appropriately compensated by grants of other Awards or cash payments for any such adverse effect, to the extent that such compensation is not prohibited by applicable Law.

(c)   Except as provided in Section 8(b), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 4(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)   The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 13. Option and SAR Repricing. Except as provided in Section 4(c), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option or SAR by: (i) amending or modifying the terms of the Option or SAR to lower the exercise price; (ii) cancelling the underwater Option or SAR and granting either (A) replacement Options or SARs having a lower exercise price or (B) Restricted Shares, RSU, Performance Award or Other Share-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Options or SARs for cash or other securities. An Option or SAR will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

Section 14. Miscellaneous.

(a)   No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient, including as necessary or desirable to recognize differences in local law, tax policy or custom. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)   No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(c)   The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Document or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Document.

(d)   Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)   The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes, duties or social security for which the Participant is ultimately liable in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant, forfeiting outstanding Awards, or selling on behalf of the Participant any of the Shares to which he or she is entitled under any Award and retain the sale proceeds) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, duties and social security. Each Participant shall be responsible for the necessary declarations required under applicable tax laws. The Company and its Affiliates shall have the right to notify the tax authorities of the grant, vesting and settlement of any Award and the exercise of any Option if so required by law.

(f)   If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Document, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Document shall remain in full force and effect.

(g)   No Shares shall be issued pursuant to the Plan in the event the Company determines that: (i) it and the Participant have not taken all actions required to register the Shares under the Securities Act and any other applicable securities laws and there is no exemption from such registration under applicable law; (ii) an applicable listing requirement of any stock exchange on which the Company is listed has not been satisfied; or (iii) another applicable provision of law has not been satisfied.

(h)   Each Award Document shall provide that no Shares shall be purchased or sold thereunder unless and until (a) any then applicable requirements of any state or federal laws and regulatory agencies in any applicable country have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained.

(i)   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j)   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)   The Committee may determine that any Award must be held in a restricted depository account as designated by the Committee.

Section 15. Effective Date of the Plan. The Plan is effective as of September 27, 2023.

Section 16. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the fifth anniversary of the effective date of the Plan (the “Plan Expiration Date”); provided that to the extent permitted by the listing rules of any stock exchanges on which the Company is listed, such Plan Expiration Date may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 12(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 17. Sections 409A and 457A of the IRS Code.

(a)   With respect to Awards subject to Section 409A and 457A of the IRS Code, the Plan is intended to comply with the requirements of Section 409A and 457A of the IRS Code, and the provisions of the Plan and any Award Document shall be interpreted in a manner that satisfies the requirements of Section 409A and 457A of the IRS Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the IRS Code constitutes a deferral of compensation subject to Section 409A of the IRS Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the IRS Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Document is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A and 457A of the IRS Code.

(b)   Notwithstanding any provision of the Plan to the contrary or any Award Document, in the event the Committee determines that any Award may be subject to Section 409A or Section 457A of the IRS Code, the Committee may adopt such amendments to the Plan and the applicable Award Document or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A or Section 457A of the IRS Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A or Section 457A and thereby avoid the application of any adverse tax consequences under such Sections.

(c)   Notwithstanding any provision of the Plan to the contrary or any Award Document, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A providing for payment upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” and, for purposes of any such provision of such Award, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Section 18. Data Protection. The Company holds and processes personal information provided by the Participant, such as name, date of birth, account information, social security number, tax number and contact information, and uses the Participant’s personal data within the Company’s legitimate business purposes and as necessary for all purposes relating to the operation and performance of the Plan. These are:

(i)  administering and maintaining Participant records;

(ii)  providing the services described in the Plan;

(iii)  providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(iv)  responding to public authorities, court orders and legal investigations, as applicable.

Where required under applicable law, the Company relies on the legal basis of the operation and performance of the Plan and on legitimate interests.

The Company may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan or (vi) regulators and others, as required by law.

If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in any country or territory that may not provide the same protection for the information as the Participant’s home country.

The Company will keep personal information for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

The Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.

Section 19. Governing Law. The formation, existence, construction, performance, validity and all aspects whatsoever of this Plan and of each Award Document and any Award granted thereunder, including any rights and obligations arising out of or in connection with the same, shall be governed by, and construed in accordance with, the substantive laws of Luxembourg (with the exception of the conflict of law rules). The exclusive place of jurisdiction for any dispute arising out of or in connection with this Plan or any Award Document and any Award granted thereunder shall be the City of Luxembourg, Grand Duchy of Luxembourg.

Section 20. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)   “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other entity which the Committee determines should be treated as an “Affiliate.”

(b)   “Award” means any Option, SAR, Restricted Share, RSU, Performance Award or Other Share-Based Award granted under the Plan.

(c)   “Award Document” means any agreement, contract or other instrument or document, which may be in electronic format, evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)   “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e)   “Board” means the board of directors of the Company.

(f)   “Cause” means, with respect to any Participant, “cause” as defined in such Participant’s employment agreement with the Company, if any, or if not so defined, except as otherwise provided in such Participant’s Award Document, such Participant’s:

(i)  indictment for any crime (A) constituting a felony (or term of similar meaning in the applicable jurisdiction), or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of a Participant’s duties to the Company or any of its Subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or any of its Subsidiaries;

(ii) having been the subject of any order, judicial or administrative, obtained or issued by any securities law regulator (including the U.S. Securities and Exchange Commission) or criminal law enforcement authority, for any securities violation involving fraud, including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;

(iii)  conduct, in connection with his or her employment or service, which is not taken in good faith and has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any of its Subsidiaries;

(iv)  willful violation of the Company’s code of conduct or other material policies set forth in the manuals or statements of policy of the Company or any of its Subsidiaries;

(v)  willful neglect in the performance of a Participant’s duties for the Company or any of its Subsidiaries or willful or repeated failure or refusal to perform such duties; or

(vi)  material breach of any applicable employment agreement or other agreement with the Company.

The occurrence of any such event described in clauses (ii) through (vi) that is susceptible to cure or remedy shall not constitute Cause if such Participant cures or remedies such event within 30 days after the Company provides notice to such Participant.

Any determination by the Company or any Subsidiary that the Termination of Service of the Participant was made for Cause (or without Cause) for the purposes of outstanding Awards held by such Participant shall not be determined by, and shall not be prejudicial or effective regarding, any determination of the rights or obligations of the Company, any Subsidiary or the Participant for any other purpose.

(g)   “Change in Control” means the occurrence of any one or more of the following events:

(i)  a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any Person (or a group of Persons acting in concert) other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities issued and outstanding immediately after such acquisition;

(ii)  at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board; provided, however, that any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the Board at the beginning of the period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)  the consummation of a merger, amalgamation or consolidation of the Company or any of its Subsidiaries with any other corporation or entity, other than a merger, amalgamation or consolidation which would result in the voting securities of the Company issued and outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total Fair Market Value of the securities of the Company or such surviving entity or parent issued and outstanding immediately after such merger, amalgamation or consolidation; or

(iv)  the consummation of any sale, lease, exchange, or other transfer or disposition (including by way of a carve-out or spin-off transaction) to any Person (other than an Affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing or any provision of any Award Document to the contrary, for any Award to which Section 17 applies that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A and 457A of the IRS Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A and 457A of the IRS Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the scheduled payment date specified in the applicable Award Document, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring any additional tax, penalty, interest or other expense under Section 409A and 457A of the IRS Code.

(h)   “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board, or, at the Board’s discretion with respect to any action, references herein to the “Committee” shall refer to the Board. For the avoidance of doubt, if there is no Compensation Committee and no other committee is so designated, the references to Committee herein shall refer to the Board.

(i)   “Class A Shares” means the Company’s class A ordinary shares, with a nominal value of US$0.01 per share.

(j)   “Class B Shares” means the Company’s class B ordinary shares, with a nominal value of US$0.10 per share.

(k)   “Disability” means, with respect to any Participant, “disability” or the state of being “disabled” as defined in such Participant’s employment agreement with the Company, if any, or if not so defined, except as otherwise provided in such Participant’s Award Document: (i) the Participant’s disability for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which the Participant participates; or (ii) the Participant’s inability, due to physical or mental incapacity, to perform the essential functions of his or her job, with reasonable accommodation, that endures, or is reasonably expected to endure, for 180 days in any 365-day period.

(l)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(m)   “Fair Market Value” means (i) with respect to a Share, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(n)   “IRS Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the IRS Code shall include any successor provision thereto.

(o)   “Law” means any federal, state or local law, statute, code, rule, regulations, or order of any governmental authority, including, without limitation, Section 409A and Section 457A of the IRS Code.

(p)   “Non-Executive Director” means a member of the Board who is not an employee of the Company or an Affiliate.

(q)   “Option” means an option representing the right to acquire Shares from the Company, granted in accordance with the provisions of Section 6.

(r)   “Other Share-Based Award” means an Award granted in accordance with the provisions of Section 9.

(s)   “Participant” means the recipient of an Award granted under the Plan.

(t)   “Performance Award” means an Award granted in accordance with the provisions of Section 8.

(u)   “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(v)   “Person” means a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organisation.

(w)   “Replacement Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or business acquired by the Company or with which the Company, directly or indirectly, combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise).

(x)   “Restricted Share” means any Share granted in accordance with the provisions of Section 5.

(y)   “RSU” means a contractual right granted in accordance with the provisions of Section 5 that is denominated in Shares. Each RSU represents a right to receive the value of one Share. Awards of RSUs may include the right to receive dividend equivalents.

(z)   “SAR” means any right granted in accordance with the provisions of Section 7 to receive upon exercise by a Participant or settlement the excess of (i) the market value of one Share on the date of exercise or settlement over (ii) the exercise price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(aa)   “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Securities Act shall include any successor provision thereto.

(bb)   “Shares” means Class A Shares and Class B Shares, and where the context requires, also depository receipts related to such shares.

(cc)   “Subsidiary” means any corporation, limited liability company, joint venture or partnership of which the Company (a) directly or indirectly owns more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(dd)   “Termination of Service” means:

(i)  in the case of a Participant who is an employee of the Company or a Subsidiary, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Subsidiary;

(ii)  in the case of a Participant who is a Non-Executive Director, the date that the Participant ceases to be a member of the Board for any reason; or

(iii)  in the case of a Participant who is a consultant or other advisor, the effective date of the cessation of the performance of services for the Company or any Subsidiary;

provided, however, that in the case of an employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a member of the Board or a consultant or other advisor shall not be deemed a cessation of service that would constitute a Termination of Service; and provided further that a Termination of Service will be deemed to occur for a Participant employed by a Subsidiary when a Subsidiary ceases to be a Subsidiary, unless such Participant’s employment continues with the Company or another Subsidiary.